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                                                                     Exhibit 5.1

Morgan, Lewis & Bockius LLP
Counselors at Law

1701 Market Street
Philadelphia, PA 19103-2921
215-963-5000
Fax: 215-963-5299

                                                     December 9, 2002

Universal Display Corporation
375 Phillips Boulevard
Ewing, NJ  08618


Re:      Universal Display Corporation
         Registration Statement on Form S-3 Relating to the Registration of 2,020,500 shares of Common Stock, $0.01 par value

Ladies and Gentlemen:

As counsel to Universal Display Corporation, a Pennsylvania corporation (the "Company"), we have assisted in the preparation of the subject Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of 2,020,500 shares (the "Shares") of the Company's common stock (the "Common Stock"). The Shares consist of 708,000 shares of Common Stock (the "License Agreement Shares") that the Company expects to issue within the next two years to certain selling shareholders named in the prospectus included in the Registration Statement (the "Prospectus") pursuant to license agreements between the Company and such selling shareholders (the "License Agreements"), 725,000 shares of Common Stock (the "License Agreement Warrant Shares") to be issuable upon the exercise of warrants (the "License Agreement Warrants") that the Company expects to issue within the next two years to the same selling shareholders pursuant to the License Agreements, and 587,500 shares of Common Stock (the "Executive Warrant Shares") issuable upon the exercise of warrants (the "Executive Warrants") that have been granted to certain of the Company's executive officers named as selling shareholders in the Prospectus.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof; (c) the License Agreements; (d) the form of License Agreement Warrants; (e) the Executive Warrants; (f) certain records of the Company's corporate proceedings as reflected in its minute books; and (g) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) the License Agreement Shares, when issued in accordance with the terms of the License Agreements, (ii) the License Agreement Warrant Shares, when issued upon exercise of the License Agreement Warrants in accordance with their respective terms, and (iii) the Executive Warrant Shares, when issued upon the exercise of the Executive Warrants in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof, and we do not have, nor do we assume, any obligation to advise you of any changes in any facts or applicable laws after the date hereof which may affect our opinion. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading "Legal Opinion" in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP


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